Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Executive Vice President

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES THE APPOINTMENT OF LESTER A. AARON AS EXECUTIVE VICE PRESIDENT AND THE APPOINTMENT OF MICHAEL BUDNITSKY AS TREASURER, CHIEF FINANCIAL OFFICER AND SECRETARY

Calabasas, California, August 5, 2016 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”) today announced that pursuant to a unanimous resolution of the Board of Directors (the “Board”) of the Company dated July 25, 2016, and effective August 1, 2016, the Board appointed Lester A. Aaron to Executive Vice President of the Company and appointed Michael Budnitsky to Treasurer, Chief Financial Officer and Secretary of the Company.

Mr. Budnitsky, age 41, most recently served as Vice President of Accounting of the Company where he was responsible for various accounting and finance functions, including financial and tax reporting, Sarbanes Oxley compliance, and oversight of the accounting department. He joined the Company in September 2014. Previously, Mr. Budnitsky worked at HCC Surety Group from May 2005 to September 2014 where he most recently served as Vice President, Controller. Prior to HCC Surety Group, Mr. Budnitsky worked as a financial reporting manager at the Automobile Club of Southern California and as an audit manager at KPMG LLP. Mr. Budnitsky received Masters in Business Administration from University of Southern California and Bachelors of Science in Accounting and Management Information Systems from California State University, Northridge. Mr. Budnitsky is an active Certified Public Accountant in California.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.